COMMUNITY FINANCIAL GROUP, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

  Audit Committee Purpose

  The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Community Financial Group, Inc. to assist the Board in fulfilling its oversight responsibilities.

  The duties of the Committee are primarily of oversight. The Committee's role is to act on behalf of the Board and oversee significant aspects of the Company's reporting, control and audit functions. The role also includes coordination with other Board committees and maintenance of working relationships with management, external and internal auditors, legal counsel and any other advisors. It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The primary responsibility for the Company's financial statements and internal controls rests with Management. The Board recognizes that the Committee necessarily will rely on the advice and information it receives from Management, internal and external auditors. Recognizing these inherent limitations on the scope of the Committee's review, however, the Board expects the Committee to exercise independent judgment in assessing the quality of the Company's financial reporting process and its internal controls. The Board also expects that the Committee will maintain free and open communication with other directors, Management, the Company's external and internal auditors, legal counsel and other committee advisors

  Primary Committee Responsibilities

The Committee's duties are to:

  Select the Company's external and internal auditors

  Monitor the independence and performance of the Company's external and internal auditors.

  Periodically review the Company's external and internal audit plan

  Periodically review the external audit responsibilities and the overall scope and focus of the annual external audit, including the scope and level of involvement with unaudited quarterly or other interim-period information.

  Periodically review the internal controls and regulatory compliance, the Company's system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations and legal violations.

  Monitor the integrity of the Company, its subsidiary The Bank of Nashville and affiliates' (hereinafter jointly referred to as the "Company") financial reporting process and systems of internal controls and the Company's process for managing of business, financial and operating risks and for compliance with significant applicable legal, financial and regulatory requirements

  Approve any non-audit services to be performed by the Company's internal and external auditors.

  Approve the hiring of any employees from the external auditor.

  Periodically review, with management ("Management"), important financial and operating issues that may present potential significant risk to the Company, including but not limited to regulatory reports and ascertain that corrective actions have been undertaken on a timely manner.

  Periodically review the Company's business risk management process, including the adequacy of the Company's overall control environment and controls in selected areas representing significant financial and business risk.

  Review the Annual and Quarterly Reports and other major regulatory filings in advance of filings or distribution.

  Periodically review the Company's financial reporting and controls, key financial statement issues and risks, their impact or potential effect on reported financial information, the processes used by Management to address such matters, related auditor views and the basis for audit conclusions. Significant conclusions on interim and/or year-end audit work in advance of the public release of financials.

  Periodically review the internal and external auditors' recommendations on financial reporting, controls, other matters and Management's response. The views of Management and auditors on the overall quality of annual and interim financial reporting.

  Review and re-assess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the document published at least every three years as part of the Proxy Statement in accordance with SEC regulations.

  The Audit Committee will report to shareholders that it has reviewed and discussed the Company's audited financial statements with Management and discussed with the internal and external auditors matters required to be discussed by the AICPA Statements of Accounting Standards No. 61, No. 71, and No. 90.

  Perform any other activities consistent with this Charter, the Company's by-laws and governing law as the Committee or the Board may deem necessary or appropriate.

  The Committee shall periodically review, discuss and assess its own performance, as well as the Committee's role and responsibilities, seeking input from Management, the Board and others. Changes in roles and/or responsibilities, if any, shall be recommended to the Board for approval.

  Audit Committee Composition and Meetings

  Committee members shall meet the requirements of the Nasdaq Stock Exchange and the Securities and Exchange Commission (the "SEC"). The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. In general, directors sitting on the Committee are not independent if they (or any family member) are present or former employees, have significant business relations with the Company, have received director compensation in excess of $60,000 per year or if the director's employer has received revenue in excess of $200,000 per year or 5% of its total revenue from the Company, or have any Company executives on the compensation committee of such director's own company. All members of the Committee shall have a basic understanding of finance and accounting and be able to understand fundamental financial statements and at least one member of the Committee shall have accounting or related financial management expertise.

  All Committee members shall be appointed by the Board, if the Committee Chairperson is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

  The Committee shall meet at least quarterly or more frequently as circumstances dictate. The Committee, through the Committee Chairperson, shall report periodically, as deemed necessary, but at least quarterly, to the Board. The Committee shall communicate its expectations and the nature, timing and extent of Committee information needs to Management, internal audit and external parties, including independent auditors. The Committee Chairperson shall prepare and/or approve an agenda in advance of each meeting and written materials shall be received from Management, auditors and others in advance of Committee meetings. The Committee shall be authorized to access internal and external resources, as the Committee may deem necessary, to carry out its responsibilities. The Committee may meet privately in executive session with Management, the external and internal auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Board or the Committee should review the Company's quarterly financial statements and any significant findings reported based upon the external auditors' limited review procedures.

  Committee's Relationship with External and Internal Auditors

  The external auditors, in their capacity as independent public accountants, shall be responsible to the Board and the Committee as representatives of the shareholders.

  As the external auditors review financial reports, they will be reporting to the Committee. They shall report all relevant issues to the Committee responsive to the agreed-on Committee expectations. In executing its oversight role, the Board or Committee should review the work of independent auditors.

  The Committee shall quarterly review the performance (effectiveness, objectivity and independence) of the external and internal auditors. The Committee shall ensure receipt of a formal written statement from the external auditors consistent with standards set by the SEC and the American Institute of Certified Public Accounts ("AICPA"). Additionally, the Committee shall discuss with the external or internal auditors relationships or services that may affect auditor objectivity or independence. If the Committee is not satisfied with the auditors' assurances of independence, it shall take or recommend to the full Board appropriate action to ensure the independence of the external or internal auditor.

  The internal audit function shall be report to the Board through the Committee.

  If either the internal or the external auditors identify significant issues relative to overall Board responsibilities that have been communicated to Management, but, in their judgment, have not been adequately addressed on a timely manner, they should communicate these issues to the Committee Chairperson.

  Changes in the managers responsible for internal auditing or compliance shall be subject to Committee approval.

  Reporting to Shareholders

The Committee shall report to shareholders in compliance with applicable rules and regulations of the SEC.

Dated this 19th, day of March, 2002